Third Quarter Fiscal Year 2012

Prepared Remarks    October 18, 2012
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President & Chief Financial Officer

About These Remarks
The following commentary is provided by management in conjunction with the third quarter fiscal year 2012 earnings press release issued by athenahealth, Inc. (the “Company,” “we,” or “athenahealth”). These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.

Earnings Conference Call Information
To participate in the Company’s live conference call and webcast, please dial 800-447-0521 (or 847-413-3238 for international calls) using conference code No. 33279548, or visit the Investors section of the Company’s web site at www.athenahealth.com. A replay will be available for one week following the conference call at 888-843-7419 (and 630-652-3042 for international calls) using conference code No. 33279548. A webcast replay will also be archived on the Company’s website.

Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook; statements regarding the Company’s research and development efforts and product offering and upgrade plans and timelines, the benefits of and anticipated operational results from the Company’s service offerings, the further integration of the Company’s services and the resulting benefits, changes in the Company’s contracting, changes in the types of providers and health care entities the Company serves and the range of tasks the Company performs for clients, the Company’s sales and marketing activities and plans, the Company’s hiring and training plans, the potential for cross-sales among service offerings and sales involving multiple services, the Company’s implementation pipeline, the expansion of the number of users of the Company’s care coordination services, the benefits of and plans for the acquisition of Healthcare Data Services LLC, the Company’s plans in regard to Stage 2 of Meaningful Use, and the creation of a sustainable market for health information exchange, a social network for health care, an ecosystem of developers and third-party service providers, and a national health IT network; and statements found under the Company’s “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with the acquisition and integration of companies and new technologies, including those related to the Company’s ability to successfully integrate the athenaCoordinator® service and successfully scale the Proxsys services and technologies to achieve expected synergies; risks associated with its expectations regarding its ability to maintain profitability; the impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s third quarter fiscal year 2012 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.

Opening Remarks
Q3 2012 marked athenahealth’s 51st quarter of consecutive revenue growth. While we were disappointed that revenue growth fell short of our 30% goal, we continued to execute against our 2012 goals and believe that our strategic position is stronger than ever. After just a few months of operation, we expanded our provider credentialing program across eighteen clients covering over 900 managed credentialed providers. Our credentialing service is a clear differentiator and is already being marketed to new prospects in the group, enterprise, and national account segments. We hosted our second annual More Disruption Please (MDP) conference in September and made strides in accelerating innovative disruption in health care. We completed the acquisition of Healthcare Data Services LLC (HDS) and have expanded our suite of cloud-based solutions to include health care data analytics and population health management tools for providers. Finally, our implementation team made significant progress in bringing the three large clients signed in December 2011 onto our network. The team completed the MedExpress Urgent Care implementation and is on track to complete the ProMedica implementation by year end. We added record net new physicians across three of our core service offerings, athenaCollector®, athenaClinicals®, and athenaCommunicator®. These accomplishments position us to enter 2013 with strong momentum.

Results Overview
athenahealth’s top line results for the third quarter of fiscal year (FY) 2012 reflect solid revenue growth:

•	Total revenue:

◦	$105.9 million in Q3 2012, representing 26% growth over $83.7 million in Q3 2011

Our bottom line results for Q3 2012, consistent with our growth strategy, demonstrate strong sales, marketing, and research and development investments, and a focus on operating leverage:

•	Non-GAAP Adjusted Gross Profit:

◦	$66.4 million, or 62.7% of total revenue, in Q3 2012, an increase of 24% over $53.4 million, or 63.8% of total revenue, in Q3 2011

•	GAAP selling and marketing expense:

◦	$25.6 million, or 24.2% of total revenue, in Q3 2012, an increase of 23% over $20.8 million, or 24.8% of total revenue, in Q3 2011

•	GAAP research and development expense:

◦	$8.7 million, or 8.3% of total revenue, in Q3 2012, an increase of 42% over $6.1 million, or 7.3% of total revenue, in Q3 2011

•	GAAP general and administrative expense:

◦	$11.9 million, or 11.3% of total revenue, in Q3 2012, versus $11.9 million, or 14.2% of total revenue, in Q3 2011

•	Non-GAAP Adjusted EBITDA:

◦	$26.0 million, or 24.6% of total revenue, in Q3 2012, an increase of 38% from $18.9 million, or 22.6% of total revenue, in Q3 2011

•	Non-GAAP Adjusted Net Income:

◦	$11.2 million, or $0.30 per diluted share, in Q3 2012, an increase of 29% from $8.7 million, or $0.24 per diluted share, in Q3 2011

◦	The Non-GAAP Adjusted Net Income per Diluted Share of $0.30 includes an approximate $0.05 income item related to a reduction in the Proxsys contingent consideration
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. The table below shows the scorecard results for Q1, Q2, Q3, and year-to-date 2012, as well as the full year 2012 targets. For certain scorecard metrics (i.e., Client DAR, DAR in Client Work Buckets, Provider Documentation Time, and Client Tickets per Provider), our goal is to improve our performance by effectively reducing the scorecard metrics results throughout the year. Therefore, the full year target may be lower than the Q1 2012, Q2 2012, and Q3 2012 actual results for these metrics.

	Weight	Q1 2012 Results	Q2 2012 Results	Q3 2012 Results	YTD 2012 Results	Fiscal Year 2012 Targets

Stability
Voluntary Turnover	10%	2%	3%	2%	6%	10%
Corporate Compliance	5%	88%	80%	77%	82%	95%
Employee Engagement	—%	4.1	4.1	4.1	4.1	4.1
Stability Results	15%	115%	99%	111%	109%	100%

Performance
Client Days in Accounts Receivable (DAR)	10%	40.0	38.2	37.6	38.6	37.5
DAR in Client Work Buckets	10%	8.3	7.6	7.7	7.9	7.9
Client Collection Rate	5%	96%	96%	96%	96%	96%
Provider Documentation Time per Appointment	5%	5.4	5.2	5.1	5.2	5.0
Performance Results	30%	101%	103%	98%	101%	100%

Satisfaction
Client Touches per Claim	5%	(a)	(a)	(a)	(a)	10% improvement
Client Tickets per Provider (per month)	5%	0.34	0.33	0.36	0.34	0.35
Client Satisfaction	10%	86%	90%	87%	88%	85%
Satisfaction Results	20%	103%	107%	103%	104%	100%

Financial
Total Revenue	10%	$96.6M	$103.5M	$105.9M	$306.0M	$430M
Non-GAAP Adjusted Operating Income	5%	$11.6M	$14.8M	$19.4M	$45.8M	$60M
Financial Results	15%	123%	107%	99%	107%	100%

Growth
Bookings	20%	(a)	(a)	(a)	(a)	30% growth
Growth Results	20%	97%	98%	64%	86%	100%

Total Results	100%	106%	103%	94%	101%	100%

(a) Since the Client Touches per Claim and Bookings metrics contain highly sensitive data, we do not disclose all of the specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm.

We achieved a scorecard result of 94% of goal in Q3 2012 and are at 101% of goal year-to-date. We believe that the Company’s underlying drivers of long-term success remain strong as supported by the following metric results:

•	Employee Engagement at 4.1 out of 5.0 in Q3 2012, versus goal of 4.1 and Q3 2011 actual result of 4.1

•	Client Satisfaction of 87.2% in Q3 2012, versus goal of 85% and Q3 2011 actual result of 85.6%

•	Average Client Days in Accounts Receivable (DAR) of 37.6 days in Q3 2012, versus goal of 37 days and Q3 2011 actual result of 39.7

•	7.7 average DAR in Client Work Buckets in Q3 2012, slightly unfavorable to our goal of 7.5 days

•	Client Collection Rate of 96.0% in Q3 2012, in line with our goal of 96%

athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers or nodes on our network will become a more appropriate metric to use in measuring our market share. During Q3 2012:

•	82% of all new athenaCollector deals included athenaClinicals, up from 74% in Q3 2011

•	66% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator Core. This compares to 40% of all new athenaCollector deals included

athenaClinicals and athenaCommunicator in Q3 2011

•	Net new physicians and providers added sequentially to the network were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 6/30/12	25,001	35,409	6,151	8,558	6,306	8,642
Net new additions	2,012	2,736	1,189	1,504	2,433	3,507
Ending balance as of 9/30/12	27,013	38,145	7,340	10,062	8,739	12,149
Sequential growth %	8%	8%	19%	18%	39%	41%

•	Net new physicians and providers added to the network since Q3 2011 were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 9/30/11	22,477	31,675	4,202	5,849	2,931	4,117
Net new additions	4,536	6,470	3,138	4,213	5,808	8,032
Ending balance as of 9/30/12	27,013	38,145	7,340	10,062	8,739	12,149
Y/Y growth %	20%	20%	75%	72%	198%	195%

athenaCollector network performance metrics were as follows for Q3 2012:

•	$2,302,527,259 posted in total client collections, up 23% from Q3 2011

•	17,706,432 total claims submitted, up 19% from Q3 2011

•	79.8% electronic remittance advice (ERA) rate, a 1.5 point improvement over Q3 2011

•	93.7% first pass resolution (FPR) rate, slightly down from 93.8% at Q3 2011
Product Development Discussion
Product development at athenahealth is organized around the goal of being the best in the world at getting medical care givers paid for doing the right thing. In order to fulfill this goal, we deliver services backed by cloud-based software, proprietary knowledge, and robust back-office services.
athenaCollector Service Offering
athenaCollector is our cloud-based medical billing and practice management solution. It is the foundation of our service portfolio and entered general availability in 2000.
As part of our co-sourcing strategy, athenahealth continues to look for opportunities to take over and assist with more of the operational and non-clinical work of medical care givers. This allows our clients to better optimize their work flows and focus more on their patients’ care and their business performance goals. We have advanced this strategy through our new expanded services programs. We launched the beta program for provider credentialing earlier this year and now have eighteen clients representing over 900 providers enrolled in the credentialing program. In order to manage growth of this service offering, provider credentialing is currently being marketed to group, enterprise, and national account prospects and will be made generally available to all small segment prospects and existing clients next year. In addition, our contract management work is currently in the pilot phase with two large clients. Finally, our eligibility-related denials work was generally released in June 2012 and is on schedule to be fully rolled out to the entire client base by year-end.
Broadening the work we do for our clients has helped us expand our partnerships with existing clients, as well as expand our footprint into new care delivery models, including hospitalists, urgent care chains, and ambulance transport companies. We believe that these investments are necessary for athenahealth to stay relevant to our clients, improve client performance, and drive incremental revenue while decreasing their operational costs. Our clients understand and appreciate the value and benefit of leveraging our cloud-based services model to improve their practice performance. We were excited to announce our expanded partnership with Cogent HMG to include contract management, claim resolution, and patient engagement for self-pay. Soon Cogent HMG will be added to the growing list of clients enrolled in the provider credentialing program. By taking on more work on behalf of our clients, we believe that we will be able to drive improvements to three important metrics on our corporate scorecard: Client Days in Accounts Receivable (DAR), DAR in Client Work Buckets, and Client Touches per Claim.
athenaClinicals Service Offering
athenaClinicals is our cloud-based electronic health record (EHR) management service. It entered general availability in 2006 and was made available as a stand-alone service in 2010.
Last year, we believe that athenahealth set a new industry standard for transparency with the launch of our Meaningful Use (MU) performance dashboard. We also led the industry for MU attestation success with 85% of our participating clients successfully attesting to Stage 1 MU for the 2011 program year. We remain dedicated to providing the same level of support for driving Stage 2 MU attestation success. Our content and marketing teams will help prospects and clients understand the new rules with webinars, white papers, blog posts, and other communications. Development efforts are also underway to recalibrate athenaNet® to address the final Stage 2 MU rules released by the Office of the National Coordinator for Health IT (ONC) and the Centers for Medicare and Medicaid Services (CMS) in late August 2012. Our goal is to certify athenaClinicals on the Stage 2 MU rules by mid-2013. Once the certification process is completed, we expect to roll out the updated athenaClinicals software across our entire client base at no additional cost to our clients. It is encouraging to see that the Stage 2 MU measures provide for tighter requirements around transitions of care and enhanced patient engagement. The Stage 2 MU measures promoting increased interoperability and decreased tolerance of vendor and system silos also represent positive change. Despite these advancements, we were disappointed with the significant Stage 2 implementation delays and the diluted standards that continue to slow the pace of EHR innovation—innovation desperately needed by our health care system. You can read more about our thoughts on the Stage 2 MU measures in the recent blog post “EHR and Stage 2 MU: The Future is in the Cloud.”
The athenahealth team has continued to make progress with our mobile platforms. Our mobile strategy is focused specifically on providing the physician with flexibility both inside and outside the office. The percentage of users accessing athenaClinicals via our mobile applications continues to increase. Currently, we have approximately 2,400 athenaClinicals physicians using our mobile applications, including approximately 500 physicians who use the beta version of athenaClinicals compatible with the iPad® mobile digital device, which was released in August 2012. On average, we have about 1,170 physicians using athenaClinicals on their iPhone® and iPad mobile digital devices weekly to complete their out-of-office tasks. Currently, our applications for the iPhone and iPad mobile digital devices support out-of-office workflows to help physicians keep their tasks under control. We plan for general availability of our out-of-office application for the iPad mobile digital device for physicians in Q2 2013.
As a result of the positive feedback received in connection with our mobile applications, we realize that our athenaClinicals physicians are eager to use their iPad mobile digital device and Mac® computer both in and out of the clinic. In Q1 2013, we expect to release support for all athenaClinicals and athenaCollector workflows for the mobile and desktop Safari® application programs. With support for the Safari application programs, athenahealth clients will be able to run athenaNet on both iPad mobile digital devices and Mac computers. Now that we have successfully provided physicians flexibility outside of the office, the team has shifted focus toward the design and development of our most significant user experience undertaking. This project is focused on a radical re-design of the user experience on athenaNet. We look forward to updating the investment community on our progress against our “beautiful” strategy at our upcoming Investors Summit in December.

Finally, the athenaClinicals development team recently released enhanced workflows to support device integration for electrocardiograms, holter monitor tests, spirometry tests, and stress tests. The device integration functionality not only eliminates the administrative processing burden, but provides athenaClinicals providers with an efficient workflow to order, review, and interpret test results. athenaNet currently supports device integration with two of the largest medical device manufacturers, Midmark Corporation and Welch Allyn Inc. Device integration is just one of many initiatives aimed at further optimizing practice workflows and minimizing administrative burdens placed on medical care givers.

athenaCommunicator Service Offering
athenaCommunicator is our cloud-based patient communication management service. It entered general availability in 2010 and, at this time, requires adoption of athenaCollector or athenaClinicals.
The athenaCommunicator product team is focused on improving patient interactions outside of the physician’s office. The athenaCommunicator service offering reduces the administrative work required to manage patient relationships, improves self-pay collections, and increases schedule density. The demonstrated benefits of this service offering continue to drive increased adoption across the client base. As of Q3 2012, the adoption rate was 32%, as compared to 25% in Q2 2012. As we increase the penetration of athenaCommunicator across our athenaCollector client base, the volume of work performed on behalf of our clients continues to grow dramatically. athenaCommunicator delivered over 14.0 million automated messages during Q3 2012 across our active patient base (over 5.7 million patients). Increased adoption of the patient portal component of athenaCommunicator will allow our clients to fully maximize the benefits of this service offering. Usage of the patient portal significantly reduces administrative tasks and improves the patient experience both inside and outside the physician’s office. In order to enjoy these benefits, our clients are driving patient portal adoption, as demonstrated by a 31% increase in the number of patients registered on the patient portal, from 620,000 patients as of Q2 2012 to 811,000 as of Q3 2012. Another significant benefit of this service offering includes management of self-pay collections. The successful management of self-pay collections remains critical to our clients’ financial health. athenaCommunicator assisted our clients in the successful management of their self-pay collections by collecting over $3.3 million in self-pay collections via the patient portal and our live operator service during Q3 2012. This represents a 12% increase over Q2 2012.
The athenaCommunicator product development team remains focused on initiatives that further reduce the administrative work required to manage patient relationships and that enhance the value proposition of this service offering. Last quarter we launched functionality that improves the data capture of health history information and drives improved order compliance. To date, over 36,000 health history forms and 7,200 clinical order responses have been submitted electronically. As a result of these enhancements, our athenaCommunicator clients have further streamlined their patient check-in processes and have better visibility into the status of outstanding orders. In order to continue improving the patient experience and enhancing our clients’ communications with their patients, we added SMS-based automated messaging as a third communication vehicle during Q3 2012 and are on track to launch a mobile version of the patient portal during Q4 2012. In addition, the athenaCommunicator team is preparing to release our patient self-check-in project before year end. This functionality allows patients to update demographics, confirm insurance, complete their health history and electronically sign privacy forms in the patient portal up to seven days prior to their appointments. All of these service enhancements are designed to drive increased patient engagement and participation which are necessary to further improve operational performance across our athenaCommunicator client base.
athenaCoordinator Service Offering
Our care coordination service offerings include athenaCoordinator Core and athenaCoordinator Plus. athenaCoordinator Core (f/k/a OrderFlow) is a cloud-based order transmission service for all receiver types and physicians using athenaClinicals. athenaCoordinator Plus is our cloud-based care coordination service for order transmission, insurance pre-certification, and patient registration among physicians and hospitals, surgical centers, and imaging centers. athenaCoordinator Plus entered general availability in 2011 following the acquisition of Proxsys LLC, and the athenaCoordinator Core service offering entered general availability in 2012.
As discussed last quarter, adding receivers onto our network continues to be a major focus for the team. We realize that, in order to make our athenaClinicals transaction-based pricing model more valid, we need to rapidly expand the number of receivers on our network. After refining our go-to-market approach for the athenaCoordinator service offerings and broadening our addressable market for athenaCoordinator Core to include more independent receivers, we are starting to see our coordinate strategy gain traction. While success with signing up our independent medical groups as receivers continues, we are also making progress adding independent labs and independent imaging centers. We signed multiple independent labs and independent imaging centers onto the athenaCoordinator Core service offering during the quarter. Since launching athenaCoordinator Core, we have signed over 900 clients representing nearly 3,700 providers onto this service offering. athenaCoordinator Core is our light-weight on-ramp for care coordination from which we can layer on our services with an up-sell to athenaCoordinator Plus. The athenaCoordinator Core service offering is essentially creating a sales pipeline for future athenaCoordinator Plus upgrades.
In addition, our athenaClinicals clients are beginning to promote these services on our behalf. We now have athenaClinicals clients live on the new order-based pricing model, and, for the first time, our athenaClinicals invoices include transactional charges for care coordination. This new pricing model has opened the eyes of many of our athenaClinicals clients to the once-hidden costs of care coordination. As senders of clean orders, they are starting to realize that they are exporting a great deal of value and should not bear all the costs for care coordination. This transparency has prompted our athenaClinicals clients to start introducing athenahealth to their supply chain partners and has resulted in our first examples of client-driven growth of our care coordination network. Our vision of creating an economically sustainable market for effective health information exchange between senders and receivers is starting to materialize. Although still early, we are encouraged by the progress we have made.
Finally, the athenaCoordinator product development team achieved a major milestone this quarter by converting all clients onto the re-written application on athenaNet without major disruption to operations productivity or user adoption. The new application has been well received, and we continue to make progress towards improving operational efficiencies and productivity now that the application is fully integrated within athenaNet. The athenaCoordinator team is now focused on implementing work flow distribution tools, sending more work offshore, and developing an athenaCoordinator rules engine to further extend product differentiation and improve operational productivity. Although all of these efforts are underway, we realize that we need to expand our client base before we can fully scale this service offering.
Anodyne Solutions Service Offerings
Anodyne Solutions are our cloud-based business intelligence services for health care professionals. These services have been generally available since 2004 through Anodyne Health Partners, Inc., which athenahealth acquired in October of 2009. Anodyne Solutions are fully integrated with athenaCollector and will be integrated with athenahealth’s other service offerings. They can also be adopted on a stand-alone basis.
The Anodyne Solutions service offering, consisting of Anodyne AnalyticsSM and Anodyne DashboardSM, transforms data into information needed to run a profitable medical practice. The Anodyne Analytics service gives health care organizations the ability to analyze data through specially designed views, identifying and examining critical trends and patterns. The Anodyne Dashboard goes one step further by presenting data at a higher, more summarized level. The Anodyne Solutions service offering provides reliable and easily accessible information to health care organizations. This critical information provides actionable insight, enabling health care organizations to increase their revenue, grow and expand their practices, improve their productivity, and manage their coding patterns and compliance.
The content and marketing teams have been working on several initiatives to drive further growth and expand awareness of the Anodyne Solutions service offering. We published our first Anodyne white paper in June 2012 titled “Health Care Business Intelligence: Turning Data into Solutions” and hosted a webinar in August 2012 titled “Turning Data into Decisions.” Finally, we plan to launch a new Anodyne website in October 2012, which will contain new on-line demos for the Anodyne Analytics and Anodyne Dashboard services, as well as videos and case studies. These initiatives further support our two-pronged go-to-market strategy for both cross-sell opportunities and new deals. We plan to continue to market the fully integrated Anodyne Solutions and athenaCollector service offering to existing athenaCollector clients, as well as market Anodyne Solutions on a stand-alone basis to clients across the entire spectrum of legacy software practice management systems. This strategy presents us with opportunities to use Anodyne Solutions as a lead generation source for athenaOneSM deals, as proven by the successful signing of the Health Management Associates deal last quarter.
Anodyne Solutions will be prominently featured at a special session on Monday, October 22, 2012, at the Medical Group Management Association (MGMA) annual trade show in San Antonio, Texas. During this session, the Anodyne team will demonstrate in a live demo how the Anodyne Solutions service offering helps health care organizations better manage their practices.
Business Development Update
In 2011, athenahealth founded the “More Disruption Please” (MDP) program based on the belief that a massive surge in disruptive innovation is needed to make health care work as it should. Our goal is to simplify the complex task of connecting participants in the health care space and enable the efficient creation and deployment of new technologies. To this end, we have built a community of innovators, entrepreneurs, health care IT companies, and investors to drive this much-needed innovation in the health care space. The ultimate goal of this program is to capitalize on our cloud-based platform and provider base to promote innovation in health care and to keep driving value for our clients. We can offer entrepreneurs a “go-to-market in a box” opportunity that can accelerate their growth and improve their chances for success. By creating this relationship with athenahealth, innovators achieve instant scale, and a broad population of patients and providers benefit from leading-edge products and services. Building on the success of last year’s inaugural conference, we again convened a select group of CEOs, investors, and thought leaders last month to further promote innovation and entrepreneurialism in health care. This year’s event was a huge success, with over 100 ‘disruptor’ participants, including 55 CEOs of health care IT companies, in attendance. The two-day event closed out with a selected group of CEOs pitching their services to athenahealth clients. The winner, iTriage, will have the opportunity to pilot and then scale its services to the athenahealth client base. Our MDP program, which has quickly grown to over 400 members, continues to get a lot of recognition and was recently featured in Forbes.com. You can also read more about our MDP program and the importance of disruptive innovation in the health information technology industry in the recent blog posts “More Disruption Will Be the HIT Difference” and “Innovate, Disrupt, Grow!.”

On October 10, 2012, athenahealth completed its acquisition of Healthcare Data Services (HDS). This acquisition illustrates athenahealth’s continuing dedication to addressing the stated priorities of our clients. These priorities include population management, value-based contracting, and referral management. The HDS acquisition provides athenahealth with outstanding capabilities to address these top priorities by helping health care organizations to align clinical performance with financial goals and succeed under new payment models. This strengthens our ability to support health care organizations in navigating the growing number of risk-based payment models and aligning care coordination. In particular, with HDS, athenahealth will help health care organizations to (1) ensure budgets established for certain payment types and populations align with patient need, as demonstrated from cost data; (2) understand the totality of services being provided to a patient and manage a patient’s care plan to perform well against its allocated budget; and (3) optimize referral management, as providers have insight into cost and quality data at the point of care. Furthermore, this acquisition expands our portfolio of cloud-based services to include clinical tools for accountable care organizations and is a natural extension of athenahealth’s mission to be medical care givers’ most trusted service. We expect this new service offering will support growth within the large-group, enterprise, and national account market segments and eventually support expansion into the smaller provider groups as at-risk contracts move down market. You can read more about how the acquisition of HDS complements athenahealth in the recent blog post “It’s Great When It All Comes Together.”
Revenue Discussion
Q3 2012 revenue reached $105.9 million and grew by 26% (or $22.1 million) over Q3 2011. Our revenue growth was primarily driven by athenaCollector client base expansion and growth in athenaClinicals, athenaCommunicator, and athenaCoordinator services.
In terms of trends in our recurring revenue base, same-store analysis of claims created—a proxy for physician office utilization—indicates that physician office activity in Q3 2012 increased slightly over physician office activity during Q3 2011. While the growth rate in claim volume for our existing client base increased in Q3 2012 over Q3 2011, the growth rate has trended lower compared to what we saw during the first half of 2012.
Client Base Discussion
The total number of physicians who have gone live on athenaCollector, our core service offering, is the metric we currently use to define our client base and market share. However, as our client base expands outside the traditional ambulatory market, total active providers—or nodes on our network—will become a more appropriate metric used to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe that this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and adoption of these services spreads across our existing client base.
Our launch of the athenaOne integrated service offering during Q1 has been highly successful, as proven by the jump in combined deals sold this quarter. During Q3 2012, 82% of all new athenaCollector deals included athenaClinicals, up from 74% in Q3 2011. 66% of all new athenaCollector deals included athenaCoordinator Core, athenaCommunicator, and athenaClinicals, compared to 40% in Q3 2011. Among “live” (i.e., implemented and active) athenaCollector clients, adoption of athenaClinicals and athenaCommunicator continues to grow rapidly and resulted in continued growth to our installed base across all of our service offerings. As our client base expands outside the traditional ambulatory market, total active providers—or nodes on our network—will become a more appropriate metric used to measure of our market share.

athenahealth Service Offering Adoption
athenaCollector Clients
During Q3 2012, total active physicians on athenaCollector grew by 20% year-over-year, to 27,013. On a sequential basis, we added a record 2,012 net new active physicians on athenaCollector, versus 1,653 in Q3 2011. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter. Furthermore, our larger clients can be more complex and take longer to go live, particularly if our clients request a more phased implementation approach. Total active providers on athenaCollector grew by 20% year-over-year, to 38,145. On a sequential basis, we added 2,736 net new active providers on athenaCollector, versus 2,193 in Q3 2011.
athenaClinicals Clients
We continue to experience rapid growth in client adoption of athenaClinicals. Total active physicians live on athenaClinicals grew by 75% year-over-year, to 7,340. On a sequential basis, we added a record 1,189 net new active physicians on athenaClinicals, versus 758 in Q3 2011. This equates to an overall adoption rate of 27% of total athenaCollector physicians, up from 19% in Q3 2011. Total active providers on athenaClinicals grew by 72% year-over-year, to 10,062. On a sequential basis, we added 1,504 net new active providers on athenaClinicals, versus 1,001 in Q3 2011. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
athenaCommunicator Clients
Our athenaCommunicator client base is also growing rapidly. Total active physicians live on athenaCommunicator grew by an impressive 198% year-over-year, to 8,739, compared to 369% year-over-year in Q3 2011. On a sequential basis, we added a record 2,433 net new active physicians on athenaCommunicator, versus 1,733 in Q3 2011. This equates to an overall adoption rate of 32% of total athenaCollector physicians, up from 13% in Q3 2011. Total active providers on athenaCommunicator grew by 195%, to 12,149. On a sequential basis, we added 3,507 net new providers on athenaCommunicator, versus 2,181 in Q3 2011. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
New Deals
On October 18, 2012, we announced that Mid Dakota Clinic selected athenahealth’s integrated suite of services, including athenaCollector, athenaClinicals, athenaCommunicator, and athenaCoordinator. Mid Dakota Clinic, comprised of more than 50 health care providers, offers a wide array of health care services to an ever-growing population of rural patients in North Dakota. With the addition of Mid Dakota

Clinic, athenahealth’s services have now been selected by health care providers across all 48 states in the continental U.S.
Client Implementations
In terms of our publicly disclosed implementation pipeline as of September 30, 2012, MedExpress Urgent Care (~250 physicians, ~460 providers) completed its athenaCollector and athenaCommunicator implementation and contributed over 390 new provider additions during Q3 2012 and over 460 providers year-to-date. The athenaCollector implementation at ProMedica (~330 physicians, ~400 providers) is progressing as planned and is expected to be fully live by year-end. HealthStar Physicians is now completely live on our integrated suite of services with the completion of the athenaCommunicator implementation during Q3 2012. Our suite of services will also be fully rolled out at Alexian Brothers Health System once they go-live on athenaCommunicator in early 2013. The implementations of all three services began at Health Management Associates (~900 physicians, ~1,200 providers) and Manet Community Health Center (~17 physicians, ~21 providers) and are progressing as planned. Health Management Associates is expected to go-live by means of a phased implementation starting Q4 2012, and Manet Community Health Center is expected to be fully live by year end. The implementation of University Hospitals academic medical center (~850 physicians; ~1,000 providers) is expected to go live on athenaCollector by means of a phased implementation beginning in early 2013. Finally, the athenaCollector implementation at Detroit Medical Center (DMC) (~125 physicians; ~400 providers) remains on hold due to operational reviews at the client.
Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin was 62.7% for Q3 2012, down approximately one hundred basis points from 63.8% in Q3 2011. As anticipated, this year-over-year decline in our Non-GAAP Adjusted Gross Margin was driven by our athenaCoordinator service offering. One of our goals is to improve gross margin on a service-line basis each year. As previously discussed, the expansion of our newest service offerings, such as athenaCoordinator, will serve as a headwind to margin expansion until these new services become more automated and scalable. Our previously revised full year 2012 guidance for Non-GAAP Adjusted Gross Margin of 62.0% to 63.0% assumes that athenaCoordinator will compress margin.
Marketing and Selling Discussion
As an innovative, high growth company with a relatively small share of a very large market opportunity, our business model is still new to health care, and market awareness remains our biggest challenge. To improve awareness, we remain focused on expanding and enhancing our selling and marketing activities. These activities incur both fixed and variable costs, as they range from investment in personnel and infrastructure to spending on new advertising campaigns and paid search terms. We continue to experiment with and expand upon our awareness-building efforts as quickly as we deem them to be effective. The productivity of these investments is largely measured over the long term, particularly as it may take six to nine months of implementation before new clients fully contribute to revenue and join the ranks of our active client base.
Marketing Update
The athenahealth marketing organization encompasses our growth and sales operations, event and partner marketing, inside sales agents (ISAs), advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth.
We continued to invest in marketing initiatives during Q3 2012 with a specific focus on awareness-building and lead generation activities. The investments are being made in our proven marketing channels, including leadership institutes, dinner seminars, on-line investments, print advertising, and website optimization. The marketing team has continued to tailor our marketing initiatives and create

athenaNet branded content to drive awareness among physicians and practice managers, as well as C‑suite executives.
The marketing team is focused on elevating athenahealth’s profile as an innovative thought leader in the health care community. We believe that raising awareness of athenahealth across key external audiences including physicians, health care executives, prospects, and media is critical to our growth strategy. To this end, the athenahealth marketing organization is working on athenaNet branded content that associates athenahealth with top industry trends and showcases our clients’ successes and points of view. athenahealth’s profile received a nice boost this quarter from press announcements in the Wall Street Journal, iHealthBeat, and EHR Intelligence. We will continue to look for opportunities to identify and share compelling findings from our extensive network and provider base that highlight industry trends and showcase our clients’ successes.
Selling Update
The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
Thanks to the marketing and content teams, the sales organization is now equipped with more athenaCoordinator collateral, better market insights, and improved incentives to start executing on our coordinate strategy. During the first half of 2012, we reorganized the sales force, launched athenaClinicals transaction-based pricing, and added athenaCoordinator Core and athenaCoordinator Plus service offerings. After participating in the summer sales meeting in August, the sales organization is now focused on expanding our sender and receiver networks in order to solve the chicken-and-egg phenomenon common to many early-stage networks. Our clients and prospects have told us that it makes perfect sense to participate in the athenaCoordinator service as both a sender and a receiver. However, it only makes sense to be a sender when there are many receivers, and it only makes sense to be a receiver when there are many senders, thus creating a chicken-and-egg phenomenon. We believe that athenaOne clients will drive athenaCoordinator cross-sell opportunities and that athenaCoordinator clients will drive additional athenaOne cross-sell opportunities.
As of September 30, 2012, we have a total of 112 quota-carrying sales representatives, up 35% from 83 quota-carrying sales representatives as of September 30, 2011. During Q3 2012, we added a total of three quota-carrying sales representatives to the group, cross-sell, and enterprise practice segments. Our goal is to have our sales force grow to approximately 130 quota-carrying sales representatives by year-end.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents, and available-for-sale investments totaled $182.3 million at September 30, 2012. We do not have any outstanding debt obligations. Operating cash flow was $18.6 million in Q3 2012, down slightly from $19.1 million in Q3 2011. Our capital expenditures, including capitalized software development, were $8.2 million (or 7.8% of total revenue) in Q3 2012.
Fiscal Year 2012 Outlook
Based on the Q3 2012 financial results, we believe that our full year revenue will be closer to the lower end of our previously issued guidance. While our Non-GAAP Adjusted Gross Margin will be closer to the mid-point of our previously issued guidance, the Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Net Income per Diluted Share will be closer to the high end of our previously issued guidance. It is important to note that both Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Net Income per Diluted Share include the favorable impact from the Proxsys contingent consideration adjustment. In regard to our fiscal year 2013 guidance, we plan on providing updates to our financial outlook and growth strategy at our upcoming investor summit, which will be held on Thursday, December 6, 2012, at our headquarters in Watertown, Massachusetts.

Closing Remarks
We continued to execute against many of our 2012 goals and moved forward several key initiatives that will be core to athenahealth’s future growth. We brought our MDP program to the next level and are beginning to promote the massive surge in disruptive innovation that is so critical to making health care work as it should. We completed the acquisition of HDS and added health care data analysis and population health management tools to our services suite. The addition of this new service offering represents a critical advancement in our pursuit of being the best in the world at getting medical care givers paid for doing the right thing. We also successfully converted all clients onto the re-written athenaCoordinator application within athenaNet. Finally, we made significant progress towards implementing the three national account deals we sold in December 2011, highlighted by the completion of the MedExpress Urgent Care implementation this quarter.

Stock-Based Compensation Expense, Summary of Cash Balance and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)

Set forth below is a breakout of stock-based compensation expense for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Stock-based compensation expense charged to:
Direct operating	$1,619	$810	$4,072	$2,225
Selling and marketing	1,718	1,842	5,405	3,924
Research and development	1,059	480	2,907	1,496
General and administrative	3,138	1,984	8,134	5,387
Total	$7,534	$5,116	$20,518	$13,032

athenahealth, Inc.
CASH, CASH EQUIVALENTS, AND AVAILABLE-FOR-SALE INVESTMENTS
(Unaudited, in thousands)

Set forth below is a breakout of total cash, cash equivalents, and available-for-sale investments as of September 30, 2012, and December 31, 2011:

	September 30, 2012	December 31, 2011

Cash, cash equivalents	$112,314	$57,781
Short-term investments	67,887	62,084
Long-term investments*	2,127	18,619

Total	$182,328	$138,484
*The Company has purchased certain available-for-sale investments that had a maturity date longer than one-year, which it classifies in “Investments and other assets” on the condensed consolidated balance sheet.

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Total revenue	$105,886	$83,740	$305,967	$231,555
Direct operating expense	41,866	31,695	121,678	87,985
Total revenue less direct
operating expense	64,020	52,045	184,289	143,570
Add: Stock-based compensation expense
allocated to direct operating expense	1,619	810	4,072	2,225
Add: Amortization of purchased intangibles	753	549	2,259	1,469

Non-GAAP Adjusted Gross Profit	$66,392	$53,404	$190,620	$147,264

Non-GAAP Adjusted Gross Margin	62.7%	63.8%	62.3%	63.6%

Non-GAAP Adjusted EBITDA
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Total Revenue	$105,886	$83,740	$305,967	$231,555

GAAP net income	6,210	5,280	12,792	13,717
Add: Provision for income taxes	4,953	3,364	10,445	9,835
Less: Total other income	(88)	(142)	(234)	(98)
Add: Stock-based compensation expense	7,534	5,116	20,518	13,032
Add: Depreciation and amortization	6,683	4,749	17,964	11,884
Add: Amortization of purchased intangibles	753	549	2,259	1,469

Non-GAAP Adjusted EBITDA	$26,045	$18,916	$63,744	$49,839

Non-GAAP Adjusted EBITDA Margin	24.6%	22.6%	20.8%	21.5%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Total revenue	$105,886	$83,740	$305,967	$231,555

GAAP net income	$6,210	$5,280	$12,792	$13,717
Add: Provision for income taxes	4,953	3,364	10,445	9,835
Less: Total other income	(88)	(142)	(234)	(98)
Add: Stock-based compensation expense	7,534	5,116	20,518	13,032
Add: Amortization of purchased intangibles	753	549	2,259	1,469

Non-GAAP Adjusted Operating Income	$19,362	$14,167	$45,780	$37,955

Non-GAAP Adjusted Operating Income Margin	18.3%	16.9%	15.0%	16.4%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP net income	$6,210	$5,280	$12,792	$13,717
Add: Loss on interest rate derivative contract		—		73
Add: Stock-based compensation expense	7,534	5,116	20,518	13,032
Add: Amortization of purchased intangibles	753	549	2,259	1,469

Sub-total of tax deductible items	8,287	5,665	22,777	14,574

(Less): Tax impact of tax deductible items (1)	(3,315)	(2,266)	(9,111)	(5,830)

Non-GAAP Adjusted Net Income	$11,182	$8,679	$26,458	$22,461

Weighted average shares - diluted	37,212	36,277	37,038	35,901

Non-GAAP Adjusted Net Income per Diluted Share	$0.30	$0.24	$0.71	$0.63

(1) - Tax impact calculated using a statutory tax rate of 40%

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP net income per share - diluted	0.17	0.15	0.35	0.38
Add: Loss on interest rate derivative contract	—	—	—	—
Add: Stock-based compensation expense	0.20	0.14	0.55	0.37
Add: Amortization of purchased intangibles	0.02	0.01	0.06	0.04

Sub-total of tax deductible items	$0.22	$0.15	$0.61	$0.41

(Less): Tax impact of tax deductible items (1)	(0.09)	(0.06)	(0.25)	(0.16)

Non-GAAP Adjusted Net Income per Diluted Share	$0.30	$0.24	$0.71	$0.63

Weighted average shares - diluted	37,212	36,277	37,038	35,901

(1) - Tax impact calculated using a statutory tax rate of 40%

Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for income taxes, total other (income) expense, stock-based compensation expense, and amortization of purchased intangibles, and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before (gain) loss on interest rate derivative contract, stock-based compensation expense, amortization of purchased intangibles, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to the Company’s performance during the period in which the expense is incurred.

•
Amortization of purchased intangibles — purchased intangibles are amortized over their estimated useful life and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Thus, including such charge does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charge is incurred.

•
Gains and losses on interest rate derivative contract — excluded because, until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions

	Fiscal Year 2011				Fiscal Year 2012

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Client Base
Total Physicians on athenaCollector	19,778	20,824	22,477	23,210	24,101	25,001	27,013
Total Providers on athenaCollector	27,944	29,482	31,675	32,740	33,923	35,409	38,145
Total Physicians on athenaClinicals	2,910	3,444	4,202	4,662	5,331	6,151	7,340
Total Providers on athenaClinicals	4,161	4,848	5,849	6,525	7,402	8,558	10,062
Total Physicians on athenaCommunicator	934	1,198	2,931	4,098	4,820	6,306	8,739
Total Providers on athenaCommunicator	1,564	1,936	4,117	5,830	6,800	8,642	12,149

Client Performance
Client Satisfaction	86.2%	85.9%	85.6%	87.3%	86.3%	89.8%	87.2%
Client Days in Accounts Receivable (DAR)	41.0	39.1	39.7	38.9	40.0	38.2	37.6
First Pass Resolution (FPR) Rate	94.1%	93.4%	93.8%	93.7%	91.3%	92.9%	93.7%
Electronic Remittance Advice (ERA) Rate	74.6%	76.7%	78.3%	77.9%	78.0%	77.7%	79.8%
Total Claims Submitted	13,651,586	14,361,876	14,854,109	16,368,172	17,839,150	17,467,447	17,706,432
Total Client Collections ($)	1,608,313,685	1,811,067,978	1,866,806,003	1,990,373,883	2,081,686,428	2,259,202,690	2,302,527,259
Total Working Days	62	64	64	61	62	64	63

Employees
Direct	719	771	1,036	1,068	1,080	1,192	1,282
Sales & Marketing	217	236	247	276	295	315	341
Research & Development	216	236	263	277	292	357	375
General & Administrative	144	151	168	174	187	196	205
Total Employees	1,296	1,393	1,713	1,795	1,853	2,060	2,202

Quota Carrying Sales Force
Total Quota Carrying Sales Representatives	78	83	83	99	105	109	112

Supplemental Metrics Definitions

Client Base
Total Physicians on athenaCollector
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaClinicals
The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaCommunicator
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Client Satisfaction
The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for its client base twice per year.

Client Days in Accounts Receivable (DAR)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (FPR) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (ERA) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct
The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing
The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover	The number of voluntary terminations during the period divided by starting headcount.
Corporate Compliance	Percentage of compliance tasks that are met within the deadline.
Employee Engagement	Quarterly engagement survey results for employees.

Performance
Client Days in Accounts Receivable (DAR)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

DAR in Client Work Buckets	The number of days in accounts receivable that are due to tasks assigned to clients’ work buckets.
Client Collection Rate	The percentage of charges that are not written off to bad debt.
Provider Documentation Time per Appointment	The average number of minutes athenaClinicals providers spend on the computer documenting the exam and orders for each appointment. Providers that have been live less than 90 days are excluded.

Satisfaction
Client Touches per Claim	The total number of scrub records, denials on the back-end and posting exceptions that clients must work divided by the total number of claims created.
Client Tickets per Provider (per month)	The number of Client Service Center (CSC) cases that are not resolved on the initial call by the CSC team divided by the number of athenaCollector providers.
Client Satisfaction
The percentage of clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for its client base twice per year.

Financial
Total Revenue	Total consolidated revenue.
Non-GAAP Adjusted Operating Income	Total non-GAAP adjusted operating income.

Growth
Bookings	The annualized value of deals sold.